Exhibit 1

April 26, 2022 Dear McDonald’s Shareholder: We have previously sent to you proxy materials for McDonald’s Corporation’s 2022 Annual Shareholders’ Meeting, to be held on May 26, 2022. Please ensure that your shares are represented. The McDonald’s Board and management team strongly recommend that you vote FOR ALL of McDonald’s highly-qualified Director Nominees on the WHITE proxy card today. Your vote is important, no matter how many or how few shares you may own. Your vote is especially important this year in light of an attempt by a dissident shareholder to elect two of its own candidates in place of two of the McDonald’s Board’s highly-qualified Director Nominees. Because time is short, you are encouraged to VOTE THE WHITE PROXY CARD TODAY BY INTERNET OR TELEPHONE, OR BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE- PAID ENVELOPE PROVIDED. Very truly yours, Desiree Ralls-Morrison Executive Vice President, General Counsel and Corporate Secretary PLEASE VOTE AS SOON AS POSSIBLE on the WHITE proxy card. You can vote your shares by internet, telephone or mail. Please visit the website or dial the toll-free number shown on the enclosed proxy card (available 24/7) to submit your instructions online or by phone. If you received this letter by email, you may simply click the WHITE “VOTE NOW” button in the email. If you have any questions or require assistance in voting your shares, please call our proxy solicitors: INNISFREE M&A INCORPORATED (877) 456-3463 (toll-free from the U.S. or Canada) (412) 232-3651 (from other countries) KINGSDALE ADVISORS (855) 683-3113 (toll-free in North America) (416) 867-2272 (outside of North America)